EXHIBIT 6.2



                    AMENDMENT NO. 2 TO STOCKHOLDERS AGREEMENT


                   THIS AMENDMENT NO. 2 TO STOCKHOLDERS AGREEMENT (the "Amendment"), dated as of December 4, 1997, is made by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corpora-tion, and Security Capital Holdings S.A., a Luxembourg corpora-tion (together with Security Capital U.S. Realty and others specified in the Stockholders Agreement, "Investor"). Capital-ized terms used and not defined herein shall have the meanings ascribed to them in the Stockholders Agreement.


                                   BACKGROUND:


                   WHEREAS, the parties hereto and The Regency Group, Inc. entered into a Stockholders Agreement, dated as of July 10, 1996 (the "Stockholders Agreement"); and

                   WHEREAS, the parties hereto entered into Amendment No. 1 to Stockholders Agreement dated as of February 10, 1997 ("Amendment No. 1") providing for, among other things, a Spe-cial Purchase Right (as defined in Amendment No. 1) altering Investor's participation rights that otherwise would apply pur-suant to Section 4.2 of the Stockholders Agreement in connec-tion with the Company's acquisition of assets pursuant to a Contribution Agreement and Plan of Reorganization dated as of February 10, 1997 by and among Branch Properties, L.P., Branch Realty, Inc. and the Company; and

                   WHEREAS, pursuant to a Subscription Agreement of even date herewith (the "Subscription Agreement"), Investor is com-pleting the final exercise of its Special Purchase Right; and

                   WHEREAS, pursuant to the Subscription Agreement, In-vestor also is exercising participation rights with respect to shares of Company Common Stock issued by the Company from time to time each quarter since July 10, 1996 through September 30, 1997 pursuant to the Company's Dividend Reinvestment Plan, its Long-Term Omnibus Plan and certain other employee benefit plans; and

                   WHEREAS, the Company and Investor wish to amend Sec-tion 4.2 of the Stockholders Agreement to provide for a proce-dure for the Company to provide a Participation Notice once each quarter with respect to capital stock that it issues pur-suant to such types of plans from time to time each quarter, instead of being required to issue numerous Participation No-tices throughout the quarter each time any such issuance oc-curs; and

                   WHEREAS, Investor desires to waive certain provisions of Section 5.14 of the Company's Articles of Incorporation en-acted for Investor's benefit and the Company agreed to accept such waiver.

                   NOW, THEREFORE, in consideration of the mutual cov-enants and agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                   1. Quarterly Participation Right. A new Section 4.2(f) shall be added to the Stockholders Agreement, which shall read in full as follows:

                        (f)  Quarterly Participation Right.  Any-
              thing in this Section 4.2 to the contrary notwith-standing, in the event the Company issues capital stock pursuant to any dividend reinvestment plan, employee stock option plan, pension or profit sharing plan, employee stock purchase plan or other benefit plan (collectively, the "Plans"), the Company shall not be required to send Investor a Participation No-tice with respect to each such issuance or proposed issuance thereunder, but in lieu thereof shall be required to send a single Participation Notice no later than the 15th day of each calendar quarter, beginning January 15, 1998, with respect to all issu-ances of capital stock that have taken place under Plans during the immediately preceding calendar quar-ter (collectively, the "Quarterly Plan Issuances"). Investor shall have the right to exercise its par-ticipation right with respect to such Quarterly Plan Issuances set forth in Section 4.2(a) of the Stock-holders Agreement, by delivering an Exercise Notice pursuant to Section 4.2(b) of the Stockholders Agree-ment. In the event that Investor exercises its par-ticipation right, the closing with respect to such Quarterly Plan Issuances shall take place on the 15th day of the second calendar month of the quarter in which the Participation Notice was delivered (or on the next succeeding business day if the 15th day is not a business day).

                   2. Application of Section 5.14 of Company Charter. From and after the date hereof, Section 5.14 of the Company Charter shall apply to the Transfer of shares of Capital Stock to the Special Shareholders (as such terms are defined in the Company Charter), as if (a) the first sentence of said Section
         5.14 did not contain the parenthetical clause "(other than a Special Shareholder)" and (b) such Section did not contain the Presumption (as defined in the Company Charter), and, in lieu of the Presumption, required that Section 5.14 be applied to the Special Shareholders by taking into account the Special Shareholders' actual share ownership and actual status under the definition of "Non-U.S. Person". The preceding sentence shall not apply from and after the date on which the Special Shareholder notifies the Corporation in writing that such sen-tence shall no loner have any force or effect. The Board of Directors will authorize and recommend for approval (and shall not thereafter withdraw or modify such recommendation) by the Shareholders of the Company at the next annual meeting of shareholders an amendment to the Company's Charter in a form reasonably approved by Investor to make such amendments thereto as to provide for the modifications contemplated by this Sec-tion 2. The Company will further take action requested by In-vestor which is reasonably calculated to put its shareholders and prospective shareholders on notice of the modifications contemplated by this Section 2.

                   3. Matters of Historical Interest Only. Section 1 of Amendment No. 1 is hereby deleted as a matter of historical interest only.

                   4. No Effect on Consistent Terms. All terms of the Stockholders Agreement not inconsistent with this Amendment shall remain in place and in full force and effect





         and shall be unaffected by this Amendment, and shall continue to apply (i) to the Stockholders Agreement as amended by Amendment
         No. 1 and as amended hereby and (ii) to this amendment. From and after the date hereof, each reference to the Stockholders Agreement in any other instrument or document shall be deemed a reference to the Stockholders Agreement as amended by Amendment No. 1 and as amended hereby, unless the context otherwise requires.

                   5. Headings. The headings contained in this Amend-ment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

                   6. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.
























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                   IN WITNESS WHEREOF, this Amendment has been signed by
         or on behalf of each of the parties hereto as of the day first above written.

                                       REGENCY REALTY CORPORATION



                                       By:   /s/ Bruce M. Johnson
                                          Bruce M. Johnson
                                          Managing Director


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By:   /s/ David Roth
                                          David A. Roth
                                          Vice President



                                       SECURITY CAPITAL U.S. REALTY



                                       By:   /s/ David Roth
                                          David A. Roth
                                          Vice President